N E W S R E L E A S E

CONTACT: Eric Graap, Fauquier Bankshares, Inc.

540-349-0212 or egraap@fauquierbank.com

FAUQUIER BANKSHARES NAMES NEW EXECUTIVE VICE PRESIDENT AND COO

WARRENTON, Va., November 20—Fauquier Bankshares, Inc. (Nasdaq: FBSS), and its sole subsidiary, The Fauquier Bank, recently named Gregory D. Frederick its new Executive Vice President and Chief Operating Officer. After thorough analysis of banking operations and customer service considerations, the position was created to proactively address each of these needs as the bank continues to grow.

Frederick comes to The Fauquier Bank from Virginia Community Bank in Louisa, Virginia, where he served as President, Chief Operating Officer, and Director since August 2002. Prior to that, he spent 14 years at RBC Centura (formerly Centura Bank) in North Carolina, where he was Senior Vice President in charge of Correspondent Banking. In addition to his banking experience, Frederick was a navigator in the U.S. Air Force from 1982 to 1988, and currently holds the rank of Lieutenant Colonel in the Air Force Reserve.

In his new role at The Fauquier Bank, Frederick will oversee Retail Banking and Information Technology. He also will be directly responsible for Facilities, Human Resources, Marketing, Security, Enterprise Risk Management, and future branch expansions.

“Greg’s community banking experience, extensive knowledge of the industry, and demonstrated leadership skills make him an ideal choice for The Fauquier Bank,” said Randy Ferrell, President and CEO of The Fauquier Bank. “We are confident that he will play a key role in our continued success.”

Frederick received his B.A. in Business Administration from North Carolina State University and his M.B.A. from Georgia College. He is also a graduate of the Louisiana State University Graduate School of Banking. He is a Fellow of the Virginia Bankers Association School of Banking, serves on the Board of Directors of the Virginia Association of Community Banks, and is Vice-Chairman of the Board of the Community Bankers Bank in Richmond, Virginia.

Fauquier Bankshares and The Fauquier Bank, its primary subsidiary, had combined assets of $494.0 million at September 30, 2006. The Fauquier Bank, an independent, locally owned community bank, offers a full range of financial services, including Internet banking, commercial, retail, insurance, and wealth management services, through eight offices in Fauquier County, western Prince William County, and Manassas, Virginia. More information may be found on the corporate website at www.fauquierbank.com or by calling 800-638-3798.

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